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                                                                   EXHIBIT 99.1

CONTACTS:         ELLEN G. RESNICK, 312/930-3435
                  MARYELLEN T. THIELEN, 312/930-3467
                  NEWS@CME.COM

                                                           FOR IMMEDIATE RELEASE

CHICAGO MERCANTILE EXCHANGE INC.
ADOPTS SHAREHOLDER RIGHTS PLAN

         CHICAGO, March 8, 2001 - The Board of Directors of Chicago Mercantile Exchange Inc. (CME) last night adopted a shareholder rights plan.

         "During the past several years, many companies have adopted rights plans," said Chairman Scott Gordon. "After careful deliberation, our Board decided that such a plan would benefit CME and its shareholders."

         "The rights plan is intended to assure fair and equal treatment for all CME's shareholders in the event of a hostile takeover attempt, and to encourage a potential acquirer to negotiate a fair price for all shareholders with the Board before attempting a takeover," said President and Chief Executive Officer Jim McNulty. "It was not adopted in response to any specific takeover offer or threat. CME's financial condition, operations and earnings per share will not be affected by adoption of the rights plan."

         Under the rights plan, CME will make a distribution of one Class A right, one Class B-1 right, one Class B-2 right, one Class B-3 right and one Class B-4 right for each outstanding share of CME Class A common stock, Series B-1 stock, Series B-2 stock, Series B-3 stock and Series B-4 stock, respectively, as of the close of business on March 15, 2001. When the rights become exercisable, each Class A right, Class B-1 right, Class B-2 right, Class B-3 right and Class B-4 right (other than those held by an acquirer and its affiliates) will entitle the holder to buy one, 1,800, 1,200, 600 and 100 one-thousandths of a share of a new series of preferred stock, respectively, at an exercise price of $105 per one one-thousandth of a share. Each one one-thousandth of a share of the new preferred stock is intended to be the economic and voting equivalent of one share of CME Class A common stock.

         The rights become exercisable shortly after any person has acquired, or announced its intention to commence a tender offer for:

o  15 percent or more of CME's Class A common stock,

o shares of CME's Class B common stock representing 15 percent or more of the total number of votes entitled to be cast generally by the Class B common stock, or

o shares of CME's common stock representing 15 percent or more of the total number of votes entitled to be cast generally by the common stock.

                                    - more -

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         Under certain circumstances, each right which has not become void will entitle the holder to purchase CME Class A common stock at a 50 percent discount, or, if CME is acquired in a merger or other business combination, each right will entitle the holder to purchase common stock of the acquirer at a 50 percent discount. Under specified conditions, CME will be entitled to redeem the rights for a nominal amount.

         Shareholders are not required to take any action to receive the rights distribution. Until the rights become exercisable, book entry records of outstanding stock will represent both shares of CME's common stock and the rights, and the rights will trade only with such shares. The rights plan will expire in 10 years, unless earlier redeemed or exchanged by CME.

         On November 13, 2000, CME finalized its transformation into a for-profit, shareholder-owned corporation as it became the first U.S. financial exchange to demutualize by converting its membership interests into shares of common stock that can trade separately from exchange trading privileges.

         As a result of CME's demutualization, nearly 26 million shares of Class A common stock were allocated to members of CME. These Class A shares were allocated to members of CME. These Class A shares have the traditional features of common stock. In addition, about 5,000 shares of Class B common stock were issued to equity members in series corresponding to the exchange's former membership divisions. Each CME member received a B-1 share, each International Monetary Market (IMM) member received a B-2 share, each Index and Option Market
(IOM) member received a B-3 share, and each Growth and Emerging Markets (GEM) member received a B-4 share. Each B series share confers the trading privileges associated with the membership interests that were converted into each series, along with the traditional features of common stock.

         Chicago Mercantile Exchange Inc. (WWW.CME.COM) is an international marketplace that brings together buyers and sellers on its trading floors and GLOBEX(R)2 around-the-clock electronic trading system. CME offers futures contracts and options on futures primarily in four product areas: interest rates, stock indexes, foreign currencies and agricultural commodities. All over the world, pension funds and investment advisers, portfolio managers, corporate treasurers, commercial and investment banks, broker/dealers and individuals are among those who trade on CME as an integral part of their financial management strategy. In 2000, more than 231 million contracts with an underlying value of more than $155 trillion changed hands at CME. The exchange moves about $1 billion per day in settlement payments, manages $25 billion in collateral deposits and administers more than $1 billion of letters of credit.

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